Exhibit No. 8.2

iCORECONNECT, INC.

CODE OF CONDUCT

August 17, 2016

The reputation and integrity of iCORECONNECT, Inc. and its subsidiaries (the "Company") are valuable assets that are vital to the Company's success. Each employee of the Company, including each of the Company's officers, is responsible for conducting the Company's business in a way that demonstrates a commitment to the highest standards of integrity. No Code of Conduct can replace the thoughtful behavior of an ethical employee. The purpose of this Code of Conduct is to focus employees on areas of ethical risk, provide guidance to help employees to recognize and deal with ethical issues, provide mechanisms for employees to report unethical conduct, and foster among employees a culture of honesty and accountability. Dishonest or unethical conduct or conduct that is illegal will constitute a violation of this Code of Conduct, regardless of whether such conduct is specifically referenced herein.

The Company's Board of Directors is ultimately responsible for the implementation of the Code of Conduct. The Board has designated Robert McDermott, the Company's Chief Executive Officer, and Scott Malmanger, the Company's Chief Financial Officer, or their respective successors in these capacities, to be the compliance officers (the "Compliance Officers") for the implementation and administration of this Code of Conduct.

Questions regarding the application or interpretation of the Code of Conduct are inevitable. Employees should feel free to direct questions to either Compliance Officer. In addition, employees, workers, consultants or officers who observe, learn of, or, in good faith, suspect a violation of the Code of Conduct, must immediately report the violation to one of the Compliance Officers, another member of the Company's senior management, or to the Audit Committee of the Board of Directors.

No-one who reports violations or suspected violations in good faith will be subject to retaliation of any kind. Reported violations will be investigated and addressed promptly and will be treated confidentially to the extent possible. Unless otherwise provided in applicable laws, a violation of the Code of Conduct may result in disciplinary action, up to and including summary termination of employment, depending on the circumstance.

Requests for a waiver of a provision of the Code of Conduct must be submitted in writing to one of the Compliance Officers for appropriate review, and an officer, director or appropriate Board committee will decide the outcome. For conduct involving an officer or Board member, only the Board of Directors or the Audit Committee of the Board, have the authority to waive a provision of the Code of Conduct. The Audit Committee must review and approve any "related party" transaction as defined in Item 404(a) of Regulation S-K before it is consummated. In the event of an approved waiver involving the conduct of an officer or Board member, appropriate disclosure must be made to the Company's stockholders as and to the extent required by listing standards or any other regulation or applicable laws. Statements in the Code of Conduct to the effect that certain actions may be taken only with "Company approval" will be interpreted to mean that appropriate officers or the Board of Directors must give prior written approval before the proposed action may be undertaken.

This Code of Conduct should be read in conjunction with the Company's other policy statements.

Employees will receive periodic training on the contents and importance of the Code of Conduct and related policies within the jurisdictions in which they are based and for which they are responsible and the manner in which violations must be reported and waivers must be requested. As set out below, certain employees of the Company will be asked to certify on an annual basis that he/she is in full compliance with the Code of Conduct and related policy statements.

I. Violations of Law

A variety of laws apply to the Company and its operations, and some carry criminal penalties. These laws include banking regulations, securities laws, and state and other laws relating to duties owed by corporate directors and officers. Examples of criminal violations of the law include: stealing, embezzling, misapplying corporate or bank funds, using threats, physical force or other unauthorized means to collect money; making a payment for an expressed purpose on the Company's behalf to an individual who intends to use it for a different purpose; or making payments, whether corporate or personal, of cash or other items of value that are intended to influence the judgment or actions of political candidates, government officials or businesses in connection with any of the Company's activities. The Company must and will report all suspected criminal violations to the appropriate authorities for possible prosecution, and will investigate, address and report, as appropriate, non-criminal violations.

II. Anti-bribery Policy

The Company does not wish to obtain business advantages by offering or receiving improper payments or anything of value, even in countries where such practices may be accepted. The United States Foreign Corrupt Practices Act (FCPA), the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, the UK Bribery Act and the United Nations Convention Against Corruption, anti-bribery laws and regulations of the People's Republic of China, as well as numerous other anticorruption laws around the world, underscore the worldwide concern over bribery.

The Company's policy is that no employee, officer, consultant or worker will offer or make or agree to receive or accept any improper payment or anything of value to or from anyone anywhere in the world in order to obtain or retain business or to secure any improper advantage nor will they accept payment from a third party that they know or suspect is offered with the expectation that it will obtain a business advantage for that third party.

We will give up any business opportunity that can be won only by giving an improper or illegal payment, bribe, gift, rebate, kickback, or similar inducement.

In addition, no employee, officer, consultant or worker will threaten or retaliate against a colleague who has refused to commit a bribery offense or who has raised concerns under this Code of Conduct.

III. Conflicts of Interest

A conflict of interest can occur or appear to occur in a wide variety of situations. Generally speaking a conflict of interest occurs when an employee's or an employee's immediate family's personal interest interferes with, has the potential to interfere with, or appears to interfere with the interests or business of the Company. For example, a conflict of interest could arise that makes it difficult for an employee to perform corporate duties objectively and effectively where he/she is involved in a competing interest. Another such conflict may occur where an employee or a family member receives a gift[1], a unique advantage or an improper personal benefit as a result of the employee's position at the Company. Because a conflict of interest can occur in a variety of situations, you must keep the foregoing general principle in mind in evaluating both your conduct and that of others.

Employees are prohibited from trading in securities while in possession of material inside information. Among other things, trading while in possession of material inside information can subject the employee to criminal or civil penalties.

Outside Activities/Employment
Any outside activity, including employment, should not significantly encroach on the time and attention employees devote to their corporate duties, should not adversely affect the quality or quantity of their work, and should not make use of corporate equipment, facilities, or supplies, or imply (without the Company's approval) the Company's sponsorship or support. In addition, under no circumstances are employees permitted to compete with the Company, or take for themselves or their family members business opportunities that belong to the Company that are discovered or made available by virtue of their positions at the Company. Employees are prohibited from taking part in any outside employment without the Company's prior approval.

Civic/Political Activities
Employees are encouraged to participate in civic, charitable or political activities so long as such participation does not encroach on the time and attention they are expected to devote to their company-related duties and is not otherwise in breach of this Code of Conduct. Such activities are to be conducted in a manner that does not involve the Company or its assets or facilities, and does not create an appearance of Company involvement or endorsement.

Loans to Employees
The Company will not make loans or extend credit guarantees to or for the personal benefit of officers, except as permitted by law. Loans or guarantees may be extended to other employees only with prior Company approval.

IV. Fair Dealing

Each employee should deal fairly and in good faith with the Company's customers, suppliers, regulators, business partners, and others. No employee may take unfair advantage of anyone through manipulation, misrepresentation, inappropriate threats, fraud, abuse of confidential information, or other related conduct.

V. Proper Use of Company Assets

[1] Acceptance of unsolicited gifts in the nature of a memento, e.g. a conference gift or other inconsequential gift, valued at less than one hundred dollars ($100), is permitted. Under no circumstances may an employee or a family member accept a gift of cash or cash equivalents.

Company assets, such as information, materials, supplies, time, intellectual property, facilities, software, and other assets owned or leased by the Company, or that are otherwise in the Company's possession, may be used only for legitimate business purposes. The personal use of Company assets, without the Company's prior written approval, is prohibited.

VI. Delegation of Authority

Each employee, and particularly each of the Company's officers, must exercise due care to ensure that any delegation of authority is reasonable and appropriate in scope, and includes appropriate and continuous monitoring. No authority may be delegated to employees whom the Company has reason to believe, through the exercise of reasonable due diligence, may have a propensity to engage in illegal activities.

VII. Handling Confidential Information

Employees should observe the confidentiality of information that they acquire by virtue of their positions at the Company, including information concerning customers, suppliers, competitors, and other employees, except where disclosure is approved by the Company or otherwise legally mandated. Of special sensitivity is financial information, which should under all circumstances be considered confidential except where its disclosure is approved by the Company in writing in advance, or when it has been publicly available in a periodic or special report for at least two business days.

VIII. Handling of Financial Information

Applicable laws require the Company to set forth guidelines pursuant to which senior financial employees perform their duties. Employees subject to this requirement include the principal financial officer, comptroller or principal accounting officer, and any person who performs a similar function. However, the Company expects that all employees who participate in the preparation of any part of the Company's financial statements will follow these guidelines.

- Act with honesty and integrity, avoiding actual or apparent conflicts of interest with the Company in personal and professional relationships.

- Provide the Company's other employees, consultants, and advisors with information that is accurate, complete, objective, relevant, timely and understandable.

- Endeavor to ensure full, fair, timely, and understandable disclosure in the Company's periodic reports.

- Comply with rules and regulations of national, federal, state, provincial and local governments, and other appropriate private and public regulatory agencies.

- Act in good faith, responsibly, and with due care, competence and diligence, without misrepresenting material facts or allowing your independent judgment to be subordinated.

- Respect the confidentiality of information acquired in the course of your work

except where you have Company approval or where disclosure is otherwise legally mandated. Confidential information acquired in the course of your work will not be used for personal advantage.

- Share and maintain skills important and relevant to the Company's needs.

- Proactively promote ethical behavior among peers in your work environment.

- Achieve responsible use of and control over all assets and resources employed or entrusted to you.

- Record or participate in the recording of entries in the Company's books and records that are accurate to the best of your knowledge.

The foregoing are set as guidelines for financial employees, but are, in fact statements of mandatory conduct.

IX. <u>Implementation and General Issues</u>

A. It is the responsibility of each Company manager to ensure compliance with the Code of Conduct.

B. The Company's outside independent auditors shall call to the attention of the Chief Executive Officer, the Chief Financial Officer and the Audit Committee of the Company any information disclosed as a result of any of their audits that indicates a violation of the Code of Conduct.

C. A copy of the Code of Conduct will be circulated to all employees and directors, and each employee and director shall annually and, in the case of a newly elected director, upon their election or, in the case of newly hired employees, upon their hiring or, in the case of employees employed by a company acquired by the Company, upon the acquisition of such company, file a report of compliance with the Chief Executive Officer and the Chief Financial Officer of the Company. Each of the Chief Executive Officer and the Chief Financial Officer of the Company shall file a report of compliance with the Board of Directors of the Company. The failure to timely complete and file a report of compliance, as well as a falsely completed report of compliance, will be grounds for disciplinary action up to and including summary termination of employment, unless otherwise provided in applicable laws.